                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|


Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or rule 14a-12


                              WINSTON HOTELS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:
       (2)  Form, Schedule or Registration Statement No.:
       (3)  Filing Party:
       (4)  Date Filed:

                              WINSTON HOTELS, INC.

                          2209 CENTURY DRIVE, SUITE 300
                          RALEIGH, NORTH CAROLINA 27612

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 18, 1999

         You are cordially invited to attend the Annual Meeting of Shareholders of Winston Hotels, Inc. (the "Company") which will be held on May 18, 1999, at 10:00 a.m., local time, at the Homewood Suites Hotel, 5400 Edwards Mill Road, Raleigh, North Carolina for the following purposes:

         (1)      To elect seven members to the Board of Directors;

         (2) To consider and act upon a proposal to amend Article 7 of the Company's Articles of Incorporation to increase the limit of the Company's level of permitted indebtedness from 45% to 60% of investments in hotel properties;

         (3) To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for the year ending December 31, 1999; and

         (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Shareholders of record at the close of business on March 15, 1999 are entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

         IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                           By Order of the Board of Directors,



                                           Robert W. Winston, III
                                           Chief Executive Officer
Raleigh, North Carolina

April 9, 1999

                              WINSTON HOTELS, INC.

                          2209 Century Drive, Suite 300
                          Raleigh, North Carolina 27612

                                 PROXY STATEMENT

                               GENERAL INFORMATION


PROXY SOLICITATION

         This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 9, 1999, by the Board of Directors of Winston Hotels, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Homewood Suites Hotel, 5400 Edwards Mill Road, Raleigh, North Carolina on May 18, 1999, at 10:00 a.m., local time, and at all adjournments or postponements thereof. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. The Company has retained The Financial Relations Board, Inc. and Beacon Hill Partners to assist in the solicitation of proxies for combined estimated fees of $15,000, plus expenses.


PURPOSES OF ANNUAL MEETING

         The principal purposes of the Annual Meeting are to: (1) elect seven members to the Board of Directors; (2) consider and act upon a proposal to amend
Article 7 of the Company's Articles of Incorporation to increase the limit of the Company's level of permitted indebtedness from 45% to 60% of investments in hotel properties; (3) ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for the year ending December 31, 1999; and
(4) transact such other business as may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING RIGHTS

         If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying "Notice of Annual Meeting of Shareholders" and in such manner as the proxyholders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (1) filing written notice of revocation with the Secretary of the Company which is actually received prior to the vote of shareholders, (2) filing a duly executed proxy bearing a later date with the Secretary of the Company before the vote of shareholders or (3) attending the Annual Meeting and voting in person.

         The Board of Directors has fixed the close of business on March 15, 1999, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 15, 1999, the Company had outstanding 16,333,980 shares of Common Stock and 3,000,000 shares of Series A Preferred Stock. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned. Holders of Series A Preferred Stock, voting as a separate voting group, will be entitled to vote on Proposal 2 only and will be entitled to one vote for each share owned. The representation in person or by proxy of a majority of the issued and outstanding securities entitled to vote of each voting group is necessary to provide a quorum for voting at the Annual Meeting.

           SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information, as of March 15, 1999, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director and nominee for director, each executive officer named in the Summary Compensation Table in this Proxy Statement, all directors and executive officers as a group, and each person known to beneficially own more than five percent of the Company's outstanding Common Stock. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table below has sole voting and investment power over the shares of Common Stock beneficially owned by such person. None of the directors or executive officers beneficially owns any shares of the Company's Series A Preferred Stock.

                                                       Shares
                                                   of Common Stock
                  Name                         Beneficially Owned (1)(2)      Percent of Class
                  ----                         -------------------------      ----------------
DIRECTORS AND EXECUTIVE OFFICERS
Charles M. Winston (3)                              1,101,764                      6.4%
Robert W. Winston, III (4)                          1,400,717                      8.0%
James D. Rosenberg (5)                                 87,000                        *
Joseph V. Green (6)                                    87,500                        *
Kenneth R. Crockett (7)                                88,500                        *
James H. Winston (8)(9)                                37,500                        *
Thomas F. Darden, II (8)                               12,500                        *
Richard L. Daugherty (8)                                8,500                        *
Edwin B. Borden (8)                                    17,500                        *
David C. Sullivan (10)                                  5,687                        *
All directors and executive officers
as a group (10 persons) (11)                        2,170,795                     12.1%

5% SHAREHOLDERS
Franklin Resources, Inc.                            1,411,021                      8.7%
777 Mariners Island Blvd.
San Mateo, California 94404 (12)

-------------------------------

*Less than one percent

(1) Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock which a person has the right to acquire within 60 days of March 15, 1999 pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Assumes that all units of limited partnership interest (the "Units") in WINN Limited Partnership (the "Partnership"), which are redeemable within 60 days of March 15, 1999 for shares of the Company's Common Stock, are redeemed for shares of Common Stock. The total number of shares outstanding used in calculating the percentage assumes that none of the Units held by other persons are redeemed for shares of Common Stock.

(3) Includes 105,643 shares issuable to Mr. Winston upon exercise of redemption rights with respect to Units held directly by Mr. Winston. Also includes 109,516 shares issuable upon redemption of Units held by WJS - Perimeter, Inc., a corporation owned 33.33% by Mr. Winston; 606,413 shares issuable upon redemption of Units held by Cary Suites, Inc., a corporation owned 23.33% by Mr. Winston, 23.33% by Mr. Winston's spouse, 30% by Robert W. Winston, III, and 23.33% by Mr. Winston's daughter-in-law; and 69,960 shares issuable upon redemption of Units held by RWW, Inc., a corporation owned 33.33% by Mr. Winston, 33.33% by Mr. Winston's spouse and 33.33% by Robert W. Winston, III. Also includes 10,000 shares owned by Mr. Winston's spouse. Mr. Winston serves on the board of directors of the above entities and thereby shares voting and investment power over the Units held by these corporations but disclaims beneficial ownership of any Company securities held by such corporations except to the extent of his direct ownership interest in such corporations.

(4) Includes 202,500 shares subject to presently exercisable stock options. Also includes 297,500 shares issuable upon redemption of Units held by Hotel 1, Inc., a corporation owned 37% by Mr. Winston, and 63% by Mr. Winston's spouse and trusts for the benefit of his minor children; 606,413 shares issuable upon redemption of Units held by Cary Suites, Inc., a corporation owned 30% by Mr. Winston, 23.33% by Mr. Winston's spouse, 23.33% by Charles M. Winston and 23.33% by Charles M. Winston's spouse; 69,960 shares issuable upon redemption of Units held by RWW, Inc., a corporation owned 33.33% by Mr. Winston, 33.33% by Charles M. Winston and 33.33% by Charles M. Winston's spouse; and 45,651 shares issuable upon redemption of Units held by Hotel II, Inc., a corporation owned 60% by Mr. Winston, 20% by trusts for the benefit of his minor children and 20% by Mr. Winston's sister. Mr. Winston serves on the board of directors of the above entities and thereby shares voting and investment power over the Units held by these corporations but disclaims beneficial ownership of any Company securities held by such corporations except to the extent of his direct ownership interest in such corporations.

(5) Includes 20,000 shares issued to Mr. Rosenberg under the Winston Hotels, Inc. Stock Incentive Plan (the "Incentive Plan") in January 1998. These shares vest at a rate of 25% per year beginning January 1999. Also includes 7,500 shares issued to Mr. Rosenberg under the Incentive Plan in January 1999, which vest at a rate of 20% per year beginning January 1999. Mr. Rosenberg is entitled to vote and to receive dividends paid on these shares prior to vesting. Also includes 59,500 shares subject to presently exercisable stock options.

(6) Includes 7,500 shares issued to Mr. Green under the Incentive Plan in January 1999, which vest at a rate of 20% per year beginning January 1999. Mr. Green is entitled to vote and to receive dividends paid on these shares prior to vesting. Also includes 80,000 shares subject to presently exercisable stock options.

(7) Includes 5,000 shares issued to Mr. Crockett under the Incentive Plan in May 1998. These shares vest at a rate of 20% per year beginning in May 1998 and continuing each January 1, from January 1, 1999 through 2002. Includes an additional 5,000 shares issued to Mr. Crockett under the Incentive Plan in January 1999 which vest at a rate of 20% per year beginning January 1999. Mr. Crockett is entitled to vote and to receive dividends paid on these shares prior to vesting. Includes 78,000 shares subject to presently exercisable stock options.

(8) Includes 7,500 shares issued to each director, other than Charles M. Winston and Robert W. Winston, III, serving in June 1994 under the Winston Hotels, Inc. Directors' Stock Incentive Plan (the "Directors' Plan"). Such shares began vesting in 1994 with each director at the rate of 20% per year. Any shares not vested when such person ceases to be a director will be forfeited. Each director is entitled to vote and receive the dividends paid on such shares prior to vesting.

(9)      Includes 1,000 shares held by Mr. Winston's wife.

(10) Includes 5,687 shares issued to Mr. Sullivan in January 1998 under the Directors' Plan. Such shares began vesting January 1998 at the rate of 20% per year. Any shares not vested when Mr. Sullivan ceases to be a director will be forfeited. Mr. Sullivan is entitled to vote and receive the dividends paid on such shares prior to vesting.

(11) Includes 420,000 shares subject to presently exercisable stock options and 1,234,683 shares issuable upon redemption of all outstanding Units redeemable within 60 days held by executive officers and directors.

(12) Based on information contained in a Schedule 13G filing dated February 4, 1999 provided by Franklin Resources, Inc., Franklin Advisers, Inc., (a subsidiary of Franklin Resources, Inc.), and Charles B. Johnson and Rupert H. Johnson, Jr. (principal shareholders of Franklin Resources, Inc.), Franklin Resources, Inc. reported that it has beneficial ownership of 1,411,021 shares of the Company, of which Franklin Advisers, Inc. has sole voting power and sole dispositive power with respect to 1,282,400 shares and Franklin Management, Inc. (a subsidiary of Franklin Resources, Inc.) has sole voting power and sole dispositive power with respect to 128,621 shares.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Board of Directors has fixed the number of directors at seven. The seven persons named below are nominated to serve on the Board of Directors until the 2000 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified). Each nominee is currently a director of the Company. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, the proxy may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors. Pursuant to North Carolina law, the seven candidates who receive the highest number of votes as directors will be elected as directors of the Company. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining which nominees received the highest number of votes.

NOMINEES FOR ELECTION AS DIRECTORS

         CHARLES M. WINSTON - Charles Winston, age 69, has served as Chairman of the Board of Directors since March 15, 1994. Mr. Winston is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill with an A.B. degree. He was Chairman of the Board of WJS Management, Inc., the former operator of nine of the hotels acquired by the Company at the time of the initial public offering (the "Initial Hotels"), and a principal executive officer of several corporations, which developed a total of ten hotels purchased by the Company in 1994 and 1996, positions he had held since 1987. Mr. Winston has more than 35 years of experience in developing and operating full service restaurants. Mr. Winston also serves on the board of directors of BB&T Corporation. Mr. Winston is Robert Winston's father and James Winston's brother.

         ROBERT W. WINSTON, III - Robert Winston, age 37, has served as Chief Executive Officer and director of the Company since March 15, 1994. Mr. Winston served as President of the Company for the period beginning March 15, 1994 and ending January 14, 1999. Mr. Winston has also served as Secretary for the periods from March 1994 through May 1995 and from October 1997 until May 5, 1998. Mr. Winston is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill with a B.A. degree in economics. From 1988 to 1991 he was employed by Hampton Inns Corporation where he was involved in the management of several hotels. In 1991, Mr. Winston founded a hotel management company and purchased a Hampton Inn in Wilmington, North Carolina. He managed that hotel from 1991 until the closing of the Company's initial public offering in June 1994. Mr. Winston developed, directly or through affiliated entities, three hotels purchased by the Company in 1996. Mr. Winston is Charles Winston's son and James Winston's nephew.

         JAMES H. WINSTON - James Winston, age 65, has been a director of the Company since May 25, 1994. Mr. Winston is the President of Omega Insurance Company, a property and casualty insurance company doing business mainly in the State of Florida and throughout five southeastern states, and has served in that capacity for more than the past five years. He is also President of LPMC, Inc., a real estate investment firm. Mr. Winston is a native of North Carolina and graduated Phi Beta Kappa from the University of North Carolina at Chapel Hill. Mr. Winston serves on the boards of directors of Stein Mart, Inc., FRP Properties, Inc. and a number of community organizations in the Jacksonville, Florida area. Mr. Winston is the brother of Charles Winston and the uncle of Robert Winston.

         THOMAS F. DARDEN, II - Thomas Darden, age 44, has been a director of the Company since May 25, 1994. Mr. Darden is the Chairman of Cherokee Sanford Group, LLC which manufactures brick products in North Carolina and Maryland, where he has been employed for more than the past five years. Mr. Darden graduated with highest honors from the University of North Carolina at Chapel Hill with a B.A. degree in 1976 and graduated from Yale Law School with a J.D. degree in 1981. In 1992, Mr. Darden received a Master's Degree in City and Regional Planning from the University of North Carolina at Chapel Hill. In 1991, Mr. Darden was appointed by the Governor of North Carolina to the board of the North Carolina Department of Transportation, and was subsequently appointed to the Triangle Transit Authority Board of Trustees. Mr. Darden serves or has served on a variety of community, charitable and college boards. Mr. Darden serves as a director of Waste Industries, Inc. and BTI Telecom Corporation.

         RICHARD L. DAUGHERTY - Richard Daugherty, age 63, has been a director of the Company since May 25, 1994. Mr. Daugherty serves as Executive Director of the North Carolina State University Research Corporation. Until 1994 Mr. Daugherty was Vice President of Worldwide Manufacturing for the IBM PC Company in Research Triangle Park, North Carolina, where he had been employed for more than five years. At the time of his retirement in 1994, Mr. Daugherty was the senior IBM executive for the State of North Carolina. He serves on various community and business boards of directors, including the boards of Wachovia Bank & Trust Company, N.A., and Carolina Power & Light Company.

         EDWIN B. BORDEN - Edwin Borden, age 64, has been a director of the Company since May 25, 1994. Mr. Borden is President and Chief Executive Officer of The Borden Manufacturing Company, Inc. a textile management company, where he has been employed for more than the past five years. Mr. Borden is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill. He serves on the boards of directors of Carolina Power & Light Company, Jefferson-Pilot Corporation, Triangle Bancorp, and Ruddick Corp.

         DAVID C. SULLIVAN - David Sullivan, age 58, has been a director of the Company since January 1, 1998. Mr. Sullivan serves as Chairman of the Board of Directors and Chief Executive Officer of Resort Quest International, Inc., a resort property management company. From 1990 until 1997 Mr. Sullivan served in various positions with Promus Hotel Corporation ("Promus"), a franchiser of over 900 Hampton Inns, Embassy Suites, Homewood Suites and Hampton Inn and Suites hotels. Mr. Sullivan served as director, Executive Vice President and Chief Operating Officer for Promus from April 1995 until December 1997. Between 1993 and 1995 Mr. Sullivan held the position of Executive Vice President and Chief Operating Officer of the Hotel Division of The Promus Companies Incorporated.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Board of Directors held six meetings during 1998. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board of Directors and its committees on which they served in 1998. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Directors Borden, Darden and Sullivan are members of the Audit Committee. During 1998, the Audit Committee met one time. The Compensation Committee administers the Incentive Plan and is responsible for determining compensation for the Company's executive officers. Directors Daugherty, Darden and Borden make up the Compensation Committee. During 1998, the Compensation Committee met two times.

DIRECTOR COMPENSATION

         The primary means of compensating Directors is the grant of restricted stock to each director. At the time of the initial public offering, the Company issued to each initial director, other than Charles and Robert Winston, 7,500 shares of Common Stock, subject to certain restrictions. Mr. Sullivan was issued 5,687 shares of restricted Common Stock on January 1, 1998. The directors' shares of restricted Common Stock vest at the rate of 20% per year beginning on the date of their issuance. Each director is entitled to vote and receive the distributions paid on such shares of Common Stock prior to vesting. Directors who cease to be directors will forfeit any shares not previously vested. The Company also pays cash compensation to Directors at a rate of $1,500 per meeting to each Director that attends a special committee meeting of the Board of Directors. In addition, the Company will reimburse all directors for their out-of-pocket expenses incurred in connection with their service on the Board of Directors. Charles and Robert Winston receive no compensation as directors, other than reimbursement for their out-of-pocket expenses incurred in connection with their service on the Board of Directors.

                             EXECUTIVE COMPENSATION

         The following tables set forth a summary of annual and long-term compensation paid or accrued by the Company for services rendered, for the fiscal years indicated, by the Company's Chief Executive Officer and the executive officers (the "named executive officers") whose total salary and bonus exceeded $100,000 individually during the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                 Annual Compensation                 Long-term Compensation
                                        -----------------------------------      ------------------------------
                                                                                                       No. Of
                                                                                 Restricted          Securities
              Name and                                                              Stock            Underlying
         Principal Position             Year          Salary          Bonus        Awards             Options
         ------------------             ----         --------        -------     ----------          ----------
Robert W. Winston, III                  1998         $210,000           --           --                100,000
    Chief Executive Officer             1997         $200,000           --           --                  --
                                        1996         $190,000        $90,000         --                 90,000

James D. Rosenberg                      1998         $180,000        $75,000     $263,750(1)           150,000
    President, Chief Financial
    Officer and Chief
    Operating Officer

Joseph V. Green                         1998         $210,000        $75,000                           150,000
    Executive Vice President
    -- Acquisitions and
    Finance

Kenneth R. Crockett                     1998         $160,000        $40,000      $61,875(2)            50,000
    Executive Vice President            1997         $150,000        $30,000         --                   --
    of Development                      1996         $110,000        $55,000         --                   --


(1) As of December 31, 1998, James D. Rosenberg held 20,000 shares of restricted stock with a value of $163,750. The restricted stock vests at a rate of 25% per year beginning January 2, 1999. Dividends are paid on the restricted stock.

(2) As of December 31, 1998, Kenneth R. Crockett held 5,000 shares of restricted stock with a value of $40,938. The restricted stock vests 20% per year beginning May 5, 1998, and continuing each January 1, from January 1, 1999 through 2002. Dividends are paid on the restricted stock.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding grants of stock options to purchase shares of Common Stock to the Company's named executive officers during the fiscal year ended December 31, 1998.


                                                      Individual Grants                               Potential Realizable Value at
                                   --------------------------------------------------------------    Assumed Annual Rates of Stock
                                                                                                     Price Appreciation for Option
                                                                                                                Term (6)
                                                                                                     -----------------------------
                                   Number of        Percent of
                                   Securities      Total Options
                                   Underlying       Granted to         Exercise or
                                    Options        Employees in         Base Price     Expiration
           Name                     Granted       Fiscal Year (5)       Per Share         Date             5%               10%
------------------------------     ----------     ---------------      -----------     ----------     ----------       ----------
Robert W. Winston, III (1)(2)       100,000              22%             $13.188        01/02/08      $  829,198       $2,101,349
James D. Rosenberg (1)(3)           150,000              33%             $13.188        01/02/08      $1,243,796       $3,152,024
Joseph V. Green (1)(2)              150,000              33%             $13.188        01/02/08      $1,243,796       $3,152,024
Kenneth R. Crockett (1)(4)           50,000              11%             $12.375        05/05/08      $  389,129       $  986,128

(1) The options granted are nonqualified stock options. The options granted to Messrs. Winston, Rosenberg and Green were granted effective January 2, 1998 and the options granted to Mr. Crockett were granted effective May 5, 1998. The options expire 10 years from the effective date of grant, or if sooner, upon termination of employment, unless employment is terminated because of death or permanent and total disability, in which case the options remain exercisable for one year following the termination or the remainder of the option period, if shorter.

(2) Shares subject to the options granted vest 20% per year over 4 years with the first vesting occurring on January 2, 1998.

(3) Shares subject to the options granted vest 25% per year over 4 years with the first vesting occurring on January 2, 1999.

(4) Shares subject to the options granted vest 20% per year beginning May 5, 1998, and continuing each January 1, from January 1, 1999 through 2002.

(5) Options to purchase an aggregate of 450,000 shares of Common Stock were granted to the Company's employees during 1998.

(6) Potential realizable value of each grant is calculated assuming that the market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the term of the grant. The assumed annual rates of 5% and 10% would result in the price of the Common Stock increasing $8.29198 and $21.01349 per share, respectively, for the options expiring January 2, 2008, and $7.78257 and $19.72256 per share, respectively, for the options expiring May 5, 2008.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

         The following table provides information about the stock options held by the named executive officers on December 31, 1998.

                                                                               Value of Unexercised
                              Number of Securities Underlying                 In-the-Money Options at
                          Unexercised Options at Fiscal Year-End                Fiscal Year-End (1)
                          --------------------------------------         -------------------------------
             Name            Exercisable        Unexercisable            Exercisable       Unexercisable
             ----            -----------        -------------            -----------       -------------
Robert W. Winston, III         140,000             125,000                    --                 --
James D. Rosenberg               --                150,000                    --                 --
Joseph V. Green                 30,000             120,000                    --                 --
Kenneth R. Crockett             60,000              40,000                    --                 --

(1) On December 31, 1998, the aggregate fair market value of the unexercised options did not exceed the aggregate exercise price of the options.


                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors, a committee composed entirely of non-officer and non-employee directors, is responsible for determining the compensation of the Company's executive officers and administering the Company's Incentive Plan.

EXECUTIVE COMPENSATION

         The Company is committed to implementing a scheme of executive compensation which will contribute to the achievement of the Company's business objectives. The Compensation Committee's policy is to implement a scheme of executive compensation so that the compensation paid to executive officers shall be commensurate with their positions and determined with reference to compensation paid to similarly situated officers of companies which the Board of Directors deem to be comparable to the Company.

         The Compensation Committee establishes ranges for executive compensation using regional and national surveys of comparable companies. Companies included in these salary surveys are not necessarily the same as the companies used for purposes of the performance graph included in this Proxy Statement, but instead include a broader set of companies with which the Company competes for qualified personnel.

         Executive compensation consists of three components: base salary, annual incentive and long-term incentive compensation. These components provide elements of fixed income and variable compensation that is linked to the achievement of individual and corporate goals and enhanced shareholder value.

         Base salary represents the fixed component of the Company's executive compensation system. Executives receive a salary that is within a range established by the Compensation Committee for their respective positions based on the comparative analysis described above. The determination of where an executive's salary falls within the salary range is based on a determination of the level of experience that the executive brings to the position and how successful the executive has been in achieving set goals. Adjustments to salaries are based on a similar evaluation and a comparison of adjustments made by competitors and any necessary inflationary adjustments.

         Annual incentives exist in the form of bonuses which are provided for each executive officer as a means of linking compensation to objective performance criteria that are within the control of the executive officer. At the beginning of each year the Compensation Committee establishes a target bonus for each executive and identifies performance goals for each executive to meet to receive the full bonus. The actual amount of incentive bonus received by each of the Company's executive officers is determined by the Compensation Committee after the end of the applicable year. Where an executive's performance is not easily fixed to objective standards, the Compensation Committee will exercise its subjective judgment in determining the extent to which goals are achieved.

         The third component of executive compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentives are important to motivate and reward executives and employees of the Company for maximizing stockholder value. Long-term incentives are provided primarily pursuant to the Incentive Plan, which is administered by the Compensation Committee. The purpose of the Incentive Plan is to (i) attract and retain employees, and other service providers with ability and initiative;
(ii) provide incentives to those deemed important to the success of the Company; and (iii) associate the interests of these individuals with the interests of the Company and its shareholders through opportunities for increased stock ownership. Awards of stock options and restricted stock under the Incentive Plan are based on comparison to incentives offered at other comparable companies and serve as a means of retaining valued employees.

         During the year ended December 31, 1998, the Company issued a total of 450,000 non-qualified stock options to the Company's executive officers. All such options were issued at an exercise price which equaled the closing price of the Company's common stock on the date of grant. Of the total of 450,000 shares issuable pursuant to these options, Mr. Winston received options for 100,000 shares, Mr. Rosenberg received options for 150,000 shares, Mr. Green received options for 150,000 shares and Mr. Crockett received options for 50,000 shares. The options vest over a four-year period. Since these options have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. This feature is intended to focus executives on the enhancement of shareholder value over the long-term and to encourage equity ownership in the Company. In addition, during the year ended December 31, 1998, the Company granted awards of restricted stock to Messrs. Rosenberg and Crockett. Mr. Rosenberg received restricted Common Stock which vests at a rate of 25% per year beginning January 2, 1999 and Mr. Crockett received 5,000 shares of restricted Common Stock which vests at a rate of 20% per year beginning May 5, 1998 and continuing each January 1, from January 1, 1999 through 2002.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Compensation Committee has adopted the policies described above with respect to Mr. Winston's compensation. Mr. Winston's salary for 1998 was $210,000. He did not receive a bonus in 1998. Mr. Winston was granted stock options for 100,000 shares of Common Stock in 1998. The Company believes this compensation is competitive with compensation paid to chief executive officers in the hotel industry.

         This report is submitted by the following members of the Compensation Committee of the Board of Directors:

                             COMPENSATION COMMITTEE

                         Richard L. Daugherty (Chairman)
                                 Edwin B. Borden
                              Thomas F. Darden, II



EMPLOYMENT AGREEMENT

         In 1997 the Company entered into an employment agreement with Mr. Crockett, the Company's Executive Vice President of Development. The agreement has a three year term that commenced on July 31, 1997 and automatically renews for subsequent one year terms unless either party provides the other 120 days notice of an intent not to renew prior to the expiration of the preceding term. The employment agreement provides that Mr. Crockett's base salary is $150,000 per year with the salary to be reviewed annually by the Company's Board of Directors. The Board of Directors increased Mr. Crockett's salary to $160,000 in 1998. Mr. Crockett is eligible to participate in any bonus programs the Company has or may create for persons of Mr. Crockett's level and is eligible to receive stock options under the Company's Incentive Plan. In addition Mr. Crockett shall receive standard medical insurance and other employee benefits, including term life insurance coverage and a company automobile. The employment agreement is terminable by either party giving 90 days notice to the other party. If the Company terminates the agreement upon such notice it shall pay Mr. Crockett a lump sum amount equal to two years of his then current salary plus a bonus for each of the two years based on the average of the bonus paid for the preceding two years. The Company may also terminate the agreement immediately for death, disability or for cause as defined in the agreement. If the Company terminates the agreement for cause it shall pay Mr. Crockett the amount of salary due at that time. Mr. Crockett may terminate the agreement upon notice in the event of a change in control unless after the change in control Mr. Crockett retains his position and the principal executive offices of the acquiring company remain within a 30 mile radius of Raleigh, North Carolina. If Mr. Crockett elects to terminate upon a change in control he shall be entitled to continue to receive medical and health insurance for a period of two years and shall receive a bonus equal to two years of his then current salary plus his most recent bonus if he agrees to stay with the Company for a period of six months following the change in control. The agreement prohibits disclosure of confidential information acquired during the period of employment with the Company.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

         The following graph prepared by SNL Securities, LLC compares the cumulative total shareholder return on the Company's Common Stock since May 25, 1994, the effective date of the Company's initial public offering, through December 31, 1998, with the cumulative total return for the same period on the Standard & Poor's 500 Stock Index (the "S&P 500"), the National Association of Real Estate Investment Trust Equity Index (the "NAREIT Equity Index"), and the SNL Securities Hotel REIT Index (the "Hotel REIT Index"). The graph assumes that, at the beginning of the period indicated, $100 was invested in the Company's Common Stock and the stock of the companies comprising each index and that all dividends were reinvested.

         The NAREIT Equity Index is currently comprised of 178 real estate investment trusts ("REITs") which own a wide variety of real estate assets, including regional shopping malls, shopping centers, apartments, self storage facilities, industrial properties and manufactured housing communities. The Hotel REIT Index is currently comprised of 18 publicly traded hotel REITs, organized for purposes substantially similar to that of the Company.

                                                         Period Ending
                             ---------------------------------------------------------------------
Index                         5/25/94    12/31/94     12/31/95    12/31/96    12/31/97    12/31/98
--------------------------------------------------------------------------------------------------
Winston Hotels, Inc.           100.00      104.83       136.11      169.01      176.30      122.39
S&P 500                        100.00      102.36       140.82      173.02      230.76      296.70
NAREIT All Equity REIT Index   100.00       96.87       111.62      153.24      185.66      154.80
SNL Hotel REITs                100.00       93.35       122.89      187.77      246.19      121.72

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company is a REIT that through the Partnership owned 29 limited service hotels, 11 extended stay hotels and 11 full service hotels (the "Current Hotels") as of March 23, 1999. The Company currently has a 90.38% interest in the Partnership and is its sole general partner. In order for the Company to qualify as a REIT, neither the Company nor the Partnership can operate hotels. Prior to November 1997, the Company and the Partnership leased the Current Hotels to Winston Hospitality, Inc. ("Winston Hospitality"), a corporation owned by Robert W. Winston, III, an officer and director of the Company, and John B. Harris, Jr. Charles M. Winston, the Chairman of the Board of Directors of the Company, is a director of Winston Hospitality. In November 1997, substantially all of the assets of Winston Hospitality were sold, contributed and transferred to CapStar Management Company, L.P. ("CapStar"), an affiliate of CapStar Hotel Company, a publicly-held company. Concurrent with the transaction, the leases were assigned to CapStar Winston Company, L.L.C., an affiliate of CapStar. In connection with the transactions, Robert W. Winston, III and John B. Harris, Jr. agreed to use their best efforts to purchase a total of 400,000 shares of the Company's Common Stock by November 24, 1999. As of December 31, 1998, Robert W. Winston, III and John B. Harris, Jr. have purchased a total of 53,900 shares of the Company's Common Stock in open market transactions.


                          COMPLIANCE WITH SECTION 16(a)
                         BENEFICIAL OWNERSHIP REPORTING

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Based on a review of the report forms that were filed, the Company believes that during 1998 all filing requirements applicable to its executive officers and directors were complied with, although Mr. Charles M. Winston reported late to the SEC in 1998 one purchase transaction effected in 1996 by Mr. Winston's spouse.

               PROPOSAL 2: AMENDMENT OF ARTICLES OF INCORPORATION

         The Board of Directors has approved and recommends to the shareholders that they adopt an amendment to Article 7 of the Company's Articles of Incorporation, as set forth in the attached Exhibit A, that would increase the Company's permitted level of indebtedness from 45% to 60% of the Company's investment, including investments made directly or indirectly through the Company or through its subsidiaries or any partnership in which the Company serves as general partner, in hotel properties at cost. Article 7 currently limits the amount of indebtedness which the Company may incur or allow to exist as of the end of any month to a maximum of 45% of the Company's investment in hotel properties, at cost, after giving effect to the Company's use of proceeds from any such indebtedness. Article 7 provides that "Indebtedness" includes all obligations of the Company, its subsidiaries or any partnership in which the Company serves as general partner, for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid, including obligations under capital leases. "Cost" means that the cost of properties be accounted for using the purchase method of accounting, including situations where properties are acquired from affiliates or others and are accounted for at the historical cost basis of the affiliates or others under generally accepted accounting principles.

         Article 7 of the Company's Articles of Incorporation was developed at the time of the Company's initial public offering in May 1994 and increased by amendment in 1996 by the Company's shareholders. In 1998, the Board of Directors recommended to shareholders that Article 7 be deleted from the Articles of Incorporation. The Company sought the approval of the holders of the Company's Common Stock and the Series A Preferred Stock voting as separate voting groups to delete Article 7. The Company's Articles of Incorporation provide that the holders of two-thirds of the shares of Series A Preferred Stock voting as a separate voting group is required to approve an amendment to the Articles of Incorporation only if the proposed amendment would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock. Although the Company did not believe eliminating the debt limitation would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock, at the 1998 Annual Meeting, the Company sought the vote of the Series A Preferred Stock in the interest of good corporate governance. At the 1998 Annual Meeting, the proposal to delete Article 7 received sufficient votes from the holders of Common Stock, but although more than two-thirds of the votes received from the holders of Series A Preferred Stock approved the proposal to delete Article 7, the Company did not receive the two-thirds majority vote requested from the holders of Series A Preferred. Accordingly, the proposal to delete Article 7 was not approved.

         In order for the Company to be in a position to continue to acquire or develop hotel properties when attractive opportunities are available and in order to provide greater liquidity for the Company, the Board of Directors has recommended that the shareholders vote to amend the Company's Articles of Incorporation to increase the level of permitted indebtedness from 45% to 60% of the Company's investment in hotel properties, at cost. The Board of Directors believes that the proposed amendment will enable the Company to acquire or develop additional properties with borrowed funds when necessary while continuing to limit the Company's indebtedness to a level which management believes is prudent.

         Since inception, the Company has acquired, directly or through the Partnership, a total of 51 hotels. These acquisitions were financed principally with proceeds from the Company's public offerings of Common Stock and Series A Preferred Stock and with borrowings under the Company's line of credit. The Company's ability to raise equity capital is dependent, in large part, upon capital market conditions, including the general levels of interest rates. The Board of Directors believes adoption of Proposal 2 will increase the Company's ability to obtain capital on advantageous terms to take advantage of acquisition and development opportunities. Also, since the initial public offering, a number of other hotel REITs and entities have been formed for purposes similar to the Company's, and the Company believes the market for hotel acquisitions has become more competitive. Most of these entities have no corporate limitation on their ability to incur indebtedness or have limitations which are higher than the Company's debt limitation. Some of the Company's competitors initially had debt limitations in their articles of incorporation but eliminated them by shareholder vote. As competition for acquisitions has increased, the ability of buyers to close on acquisitions, without a financing contingency, can be an important advantage in acquiring hotel properties on favorable terms.

         As of December 31, 1998, the Company had borrowed approximately $173 million under its existing debt facilities. Under the current level of permitted indebtedness, the Company's total borrowings as of December 31, 1998 are limited to approximately $26 million assuming the Company makes no additional investment in hotel properties. If the proposal to increase the debt limitation is approved, the Company would be able to borrow approximately $93 million assuming the Company makes no additional investment in hotel properties. The Company may from time to time seek additional equity financing and increases in its existing lines of credit to facilitate additional acquisitions and development of hotel properties and thereby increase the amount the Company would be permitted to borrow.

         The approval of Proposal 2 will require the approval of the holders of the Company's Common Stock. The proposed amendment to the Company's Articles of Incorporation will be approved by the holders of the Company's Common Stock if the votes cast in favor of the amendment exceed the votes cast against the amendment. In addition, the Company believes it would be prudent and in the best interests of the Company for the holders of the Company's Series A Preferred Stock to approve Proposal 2. The Company does not believe that the amendment of the Articles of Incorporation contemplated by Proposal 2 would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof, and therefore, the Company is not seeking the approval of the holders of two-thirds of the Series A Preferred shares for Proposal 2. Accordingly, the proposed amendment to the Company's Articles of Incorporation will be approved if, in addition to Common Stock shareholder approval, the Series A Preferred Stock votes cast in favor of the amendment exceed the Series A Preferred Stock votes cast against the amendment. Abstentions and shares held in street name that are not voted on this matter will not be included in determining the number of votes in favor of or against this proposal. Notwithstanding the approval of Proposal 2 by the shareholders, there can be no assurance that the Company will be able to borrow money in excess of its present debt limitation of 45% of the Company's investment in hotel properties, at cost.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE AMENDMENT OF ARTICLE 7 OF THE ARTICLES OF INCORPORATION.

         PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed PricewaterhouseCoopers LLP as independent auditors for fiscal year 1999. Although shareholder approval is not required, the Company desires to obtain from the shareholders an indication of their approval or disapproval of the Board's action in appointing PricewaterhouseCoopers LLP as the independent auditors of the Company. If the shareholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

         A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR FISCAL YEAR 1999.

                                  MISCELLANEOUS

         SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K WITHOUT CHARGE UPON WRITTEN REQUEST TO JAMES D. ROSENBERG, PRESIDENT, CHIEF FINANCIAL OFFICER AND CHIEF OPERATING OFFICER, WINSTON HOTELS, INC., 2209 CENTURY DRIVE, SUITE 300, RALEIGH, NORTH CAROLINA 27612.

           SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Any proposals which shareholders intend to present for a vote of shareholders at the 2000 Annual Meeting of Shareholders and which such shareholders desire to have included in the Company's Proxy Statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before December 1, 1999. The determination by the Company of whether it will oppose inclusion of any proposal in its Proxy Statement and form of proxy will be made on a case by case basis in accordance with its judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after December 1, 1999, will not be considered for inclusion in the Company's proxy materials for its 2000 Annual Meeting of Shareholders.

         In addition, if a shareholder intends to present a matter for a vote at the 2000 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company's Proxy Statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. To be timely, a shareholder's notice must be received by the Company's Corporate Secretary at its principal office, 2209 Century Drive, Suite 300, Raleigh, North Carolina 27612, on or before February 15, 2000.

                                            By Order of the Board of Directors,



                                            Robert W. Winston, III
                                            Chief Executive Officer


April 9, 1999

                                    EXHIBIT A
                         PROPOSED AMENDMENT TO ARTICLE 7


         Upon approval of Proposal 2, the Articles of Incorporation would be amended by deleting "forty-five percent (45%)" in the text of Article 7 and by inserting in lieu thereof "sixty percent (60%)." Article 7, reflecting the proposed amendment, would read as follows:

         7. Limitation on Indebtedness. The Corporation may not incur or allow to exist as of the end of any month Indebtedness (as defined below) in excess of sixty percent (60%) of the Corporation's investment in hotel properties, at cost, after giving effect to the Corporation's use of proceeds from any indebtedness. For purposes of the foregoing restrictions, "cost" shall mean that the cost of properties be accounted for using the purchase method of accounting, including situations where properties are acquired from affiliates or others and are accounted for at the historical cost basis of the affiliates or others under generally accepted accounting principles. For purposes of the foregoing restrictions, "Indebtedness" of the Corporation shall mean all direct and indirect obligations of the Corporation, its subsidiaries or any partnership in which the Corporation serves as general partner, for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid, including obligations under capital leases. For purposes of this Article 7, the Corporation's investment in hotel properties shall include all investments made directly or indirectly through the Corporation or through its subsidiaries or any partnership in which the Corporation serves as general partner.

COMMON STOCK                                                        COMMON STOCK
                              WINSTON HOTELS, INC.

                             Common Stock Proxy for
                         Annual Meeting of Shareholders
                       Solicited by the Board of Directors

         The undersigned hereby appoints Robert W. Winston, III and James D. Rosenberg and each of them as attorney and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock in Winston Hotels, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 18, 1999, at 10:00 a.m., local time, at the Homewood Suites Hotel, 5400 Edwards Mill Road, Raleigh, North Carolina, and any adjournments thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.

===============================================================================
           PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.
===============================================================================

HAS YOUR ADDRESS CHANGED?                     DO YOU HAVE ANY COMMENTS?

--------------------------------              ---------------------------------

--------------------------------              ---------------------------------

--------------------------------              ---------------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

===============================================================================
                              WINSTON HOTELS, INC.
===============================================================================
                                  COMMON STOCK

Mark box at right if an address change or comment has     [ ]
been noted on the reverse side of this card.

RECORD DATE SHARES:



                    The Board of Directors Recommends a Vote
                        FOR the Proposals Listed Below.

1. ELECTION OF DIRECTORS                            For All    With-   For All
                                                    Nominees   hold    Except
   Charles M. Winston        Richard L. Daugherty
   Robert W. Winston, III    Edwin B. Borden           [ ]      [ ]      [ ]
   James H. Winston          David C. Sullivan
   Thomas F. Darden, II

   INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "For All Except" box and write that nominee's name on the space provided below:

   --------------------------------------------------------------

2. PROPOSAL TO AMEND ARTICLE 7 OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE LIMIT OF THE COMPANY'S LEVEL OF PERMITTED INDEBTEDNESS FROM 45% TO 60% OF INVESTMENTS IN HOTEL PROPERTIES.

         [ ] FOR            [ ] AGAINST           [ ] ABSTAIN

3. RATIFY APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

         [ ] FOR            [ ] AGAINST           [ ] ABSTAIN

   Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign.

                                    Date                                  , 1999
                                        ----------------------------------
                                          (Be sure to date Proxy)


                                    --------------------------------------------
                                    Signature and title, if applicable


                                    --------------------------------------------
                                    Signature if held jointly

                                    When signing as attorney, executor,
                                    administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SERIES A PREFERRED STOCK                                SERIES A PREFERRED STOCK
                              WINSTON HOTELS, INC.

                       Series A Preferred Stock Proxy for
                         Annual Meeting of Shareholders
                       Solicited by the Board of Directors

         The undersigned hereby appoints Robert W. Winston, III and James D. Rosenberg and each of them as attorney and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and to vote all of the shares of Series A Preferred Stock in Winston Hotels, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 18, 1999, at 10:00 a.m., local time, at the Homewood Suites Hotel, 5400 Edwards Mill Road, Raleigh, North Carolina, and any adjournments thereof (1) as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.

===============================================================================
           PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.
===============================================================================

HAS YOUR ADDRESS CHANGED?                     DO YOU HAVE ANY COMMENTS?

--------------------------------              ---------------------------------

--------------------------------              ---------------------------------

--------------------------------              ---------------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

===============================================================================
                              WINSTON HOTELS, INC.
===============================================================================
                            SERIES A PREFERRED STOCK

Mark box at right if an address change or comment has     [ ]
been noted on the reverse side of this card.

RECORD DATE SHARES:



                    The Board of Directors Recommends a Vote
                         FOR the Proposal Listed Below.


1. PROPOSAL TO AMEND ARTICLE 7 OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE LIMIT OF THE COMPANY'S LEVEL OF PERMITTED INDEBTEDNESS FROM 45% TO 60% OF INVESTMENTS IN HOTEL PROPERTIES.

         [ ] FOR            [ ] AGAINST           [ ] ABSTAIN



   Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign.

                                    Date                                  , 1999
                                        ----------------------------------
                                          (Be sure to date Proxy)


                                    --------------------------------------------
                                    Signature and title, if applicable


                                    --------------------------------------------
                                    Signature if held jointly

                                    When signing as attorney, executor,
                                    administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dear Holder of Series A Preferred Stock:

We are pleased to enclose our 1998 annual report, and proxy statement relating to our Annual Meeting of Shareholders to be held on Tuesday, May 18, 1999 at 10 a.m. local time at the Homewood Suites Hotel, Raleigh, North Carolina.

We look forward to greeting personally as many of our shareholders as are able to attend. Of course, we recognize that this may not be practical for the majority of our holders, and so we have enclosed a proxy card which you may use to ensure the representation of your Preferred shares at this meeting.

We are seeking your support for an amendment to our Articles of Incorporation, fully described in the enclosed proxy statement, which if approved will increase the company's permitted level of indebtedness from 45% to 60% of our investment in hotel properties, at cost. This limited increase is intended to improve our financial flexibility, and increase our ability to obtain capital for hotel property purchases on more advantageous terms depending on prevailing market conditions.

As a hotel REIT operating in a competitive environment, this financial and competitive flexibility is crucial to the success of your company, and to the value of your investment. We strongly recommend that you support us in this regard. This modest amendment will help us to achieve our goals, while ensuring that we will continue to maintain our debt level within prudent limits.

ACCORDINGLY, WE REQUEST THAT YOU PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PREFERRED STOCK FORM OF PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOUR PROMPT VOTE WILL ALSO HELP US TO MINIMIZE ANY COSTS IN SENDING ADDITIONAL, "REMINDER" PROXY MATERIALS.

Please feel free to call me directly if you would like to discuss any aspect of this proposal, or your company. I can be reached at (919) 510-6010.

Thank you for your continuing support.


/s/ Robert W. Winston

Robert W. Winston
Chief Executive Officer